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Exhibit 21.1

NorthStar Realty Finance Corp.
List of Significant Subsidiaries

Entity Name	Formation Jurisdiction
NorthStar Realty Finance Limited Partnership	Delaware
NRFC Sub-REIT Corp.	Maryland
NRFC Meadowlands SR., LLC	Delaware
G/NRF Holdings, LLC	Delaware
NorthStar OS VIII, LLC	Delaware
NS CDO Holdings VIII 2, LLC	Delaware
N-Star Real Estate CDO VIII, Ltd	Cayman
NRFC Healthcare Holding Company LLC	Delaware
NRFC Healthcare LLC	Delaware
NorthStar Landco, LLC	Delaware
CapitalSource Real Estate Loan Trust 2006-A	Delaware
NS Securities Fund GP Ltd.	Cayman

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  Exhibit 21.1
NorthStar Realty Finance Corp. List of Significant Subsidiaries